Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces Fourth Quarter Dividend

LOWELL, Mass—(BUSINESS WIRE)—Oct. 16, 2007—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC)

The Board of Directors of Enterprise Bancorp, Inc. today declared a quarterly dividend of $0.08 per share to be paid on December 3, 2007 to shareholders of record as of November 12, 2007. The quarterly dividend represents a 14% increase over the 2006 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire. The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities. The Company plans to open a new branch facility in the city of Methuen, Massachusetts in early 2008.